Exhibit 5.1

WILLIAMS LAW GROUP, P.A.
2503 West Gardner Court
Tampa, FL 33611

March 11, 2004

Wako Logistics Group, Inc.
Hong Kong

Re: Registration Statement on Form SB-2

Gentlemen:

I have acted as your counsel in the preparation on a Registration Statement on Form SB-2 (the “Registration Statement”) filed by you with the Securities and Exchange Commission covering 440,000 shares of Common Stock of Wako Logistics Group, Inc. (the “Stock”).

In so acting, I have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

Based on the foregoing, I am of the opinion that, based upon the laws of Delaware, including all the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws:

The Stock when previously issued, wasduly and validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my firm in the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of a person whose consent is required under Section7 of the Act, or the general rules and regulations thereunder.

Very truly yours,

/S/Michael T. Williams
Michael T. Williams